UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2007

NEXTEST SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51851	77-047-0150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 MONTEREY RD, SAN JOSE, CA 95112

(Address of principal executive offices, with zip code)

(408) 817-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 1, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of the Nextest Systems Corporation (the “Company”) approved the adoption of the change of control severance agreements with each of the Company’s executive officers (collectively, the “Agreements”). The Company believes that the Agreements are appropriate for the Company’s needs and consistent with industry standards.

The Agreements provide the following benefits upon the executive’s involuntary termination at any time within 18 months after a change of control of the Company:

(1) a lump sum cash severance amount equal to (a) twelve months of such officer’s base salary in effect as of the date of the termination and (b) the target bonus in the year which includes the date of termination;

(2) all grants of equity held by such officer shall become fully vested and immediately exercisable and all stock subject to a right of repurchase by the Company shall have such right of repurchase lapse;

(3) the executive shall be permitted to exercise all stock options for a period of two years following his termination; and

(4) the Company shall continue to provide the officer with such Company-paid health insurance coverage until the earlier of (i) the date the officer (and his/her eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA or (ii) 12 months from the Termination Date.

Additional terms and conditions are set forth in the Agreements, a form of which are filed with this report as Exhibit 10.13. The foregoing descriptions are subject to, and qualified in their entirety by, the Agreements.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.13  Form of the Change of Control Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEST SYSTEMS CORPORATION

Date: May 16, 2007	By:	/s/ Robin Adler
Robin Adler
Chief Executive Officer